                                                                    EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

Contact:

Bruce Riggins                                 Jerry Daly or Carol McCune
VP, Strategic Planning & Analysis             Daly Gray Public Relations (Media)
(703) 812-7223                                (703) 435-6293

MERISTAR HOSPITALITY COMPLETES OFFERING OF 12.0 MILLION COMMON SHARES

         ARLINGTON, Va., April 28, 2004--MeriStar Hospitality Corporation (NYSE:
MHX), one of the nation's largest hotel real estate investment trusts (REIT), today announced that it has completed the sale of 12.0 million shares of its common stock at a price to the public of $6.25 per share pursuant to its effective shelf registration statement filed under the Securities Act of 1933. Proceeds to the company, net of underwriting discounts and commissions, were approximately $72.8 million. The underwriter has until May 23, 2004 to exercise an over-allotment option to purchase up to an additional 1.8 million shares. Lehman Brothers is the sole underwriter for this transaction.

         Proceeds from the sale will be used primarily to acquire hotels. To the extent that proceeds are not used to acquire hotels, they will be used for general corporate purposes.

         Copies of the prospectus may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone: 631-254-7106, fax: 631-254-7268, e-mail:
niokioh_wright@adp.com.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under securities laws of any such state.

         Arlington, Va.-based MeriStar Hospitality Corporation owns 81 principally upscale, full-service hotels in major markets and resort locations with 22,236 rooms in 23 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality Corporation, visit the company's Web site: www.meristar.com.

         This press release contains forward-looking statements regarding MeriStar and its financing arrangements, including the company's expectations that this offering will be successfully completed in a manner consistent with the terms outlined above. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, satisfaction of customary closing conditions, as well as changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing and global political developments. Except as expressly required by law, MeriStar disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.